Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 10, 2016, relating to the consolidated financial statements, and the effectiveness of Gastar Exploration Inc.’s internal control over financial reporting of Gastar Exploration Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, TX

April 15, 2016